BioVie Enters Into A $12 Million Common Stock

Purchase Agreement With Aspire Capital Fund

-- BIV201 Clinical Trial May Begin This Spring --

BEVERLY, MA – (January 5, 2017) – BioVie Inc. (OTCBB: BIVI), a development-stage company focused on the discovery, development, and commercialization of innovative drug therapies for liver disease, is pleased to announce the completion of a Common Stock Purchase Agreement with Aspire Capital Fund, LLC, a Chicago-based institutional investor, to purchase up to $12 million of BioVie common stock over a 30-month period. Upon entering into the Agreement, Aspire made an initial purchase $200,000 of BioVie’s common stock at $0.20 per share and received warrants to purchase an additional 500,000 shares at a $0.50 exercise price within five years. After a registration statement related to the transaction has been filed and declared effective by the U.S. Securities and Exchange Commission, BioVie will have the right to sell up to $11.8 million of additional common stock to Aspire over a 30-month period at the prevailing market prices at the time of each sale. By controlling the timing of each sale, BioVie will have the opportunity to raise capital efficiently while reducing shareholder dilution.

Proceeds from Aspire under the Agreement will be used by BioVie to pay for general corporate purposes, including preparing for the BIV201 clinical trial expected to begin this spring. BioVie recently received comments from the US Food and Drug Administration on its IND application and believes such comments can be addressed reasonably soon in 2017.

“This Agreement creates access to funding for critically important activities relating to our new drug candidate BIV201,” said Jonathan Adams, BioVie’s CEO. “It will accelerate the path to clinical studies required for FDA approval. We believe that BIV201 will become an important new therapeutic option for liver cirrhosis patients and their health care providers. We are pleased that the Aspire team has recognized this opportunity, and welcome them as a significant shareholder of the Company.”

Steven G. Martin, Managing Member of Aspire Capital, commented: “We have been following Mr. Adams’ work on BIV201 for some time now and are very pleased with the Company’s recent regulatory progress. We recognize the urgent need for a novel treatment for ascites, which we know to be predictive of poor outcomes in patients with liver cirrhosis, and are confident in BIV201 as a potential solution. Given the available efficacy data generated by independent investigators thus far and the widespread familiarity and usage of the active compound throughout Europe, we believe BIV201 is well positioned for clinical and regulatory success in the US. We are excited to enter this initial agreement with BioVie. We hope to provide BioVie with additional financial support as necessary and appropriate.”

Under the Agreement, Aspire has no rights to require any sales of shares at any time. The Agreement does not limit BioVie on the use of any of the proceeds. The Agreement does not contain any financial covenants, restrictions on future financings, rights of first refusal, participation rights or penalties whatsoever. BioVie can terminate the Agreement at any time without any cost or penalty.

This press release shall not constitute an offer to sell or the solicitation of an offer to buy any securities, nor will there be any sale of these securities in any state or other jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or other jurisdiction.

A complete and detailed description of the Agreement and related registration rights agreement is set forth in the Company’s Current Report on Form 8-K, filed today with the SEC.

About Liver Cirrhosis and Ascites

More than 600,000 Americans and millions worldwide suffer from liver cirrhosis. Cirrhosis is the 12th-leading cause of death due to disease in the US, killing an estimated 27,000 people each year. The condition results primarily from hepatitis, alcoholism, and nonalcoholic steatohepatitis (NASH) linked to fatty liver disease and obesity. Ascites is a common complication of advanced liver cirrhosis. With no medications approved by the FDA specifically for treating ascites, an estimated 40% of patients die within two years of diagnosis. Certain drugs approved for other uses may provide initial relief, but patients often fail to respond to them as ascites worsens. In addition to patient suffering, US treatment costs for liver cirrhosis, including ascites and other complications, are estimated at more than $4 billion annually.

About BioVie Inc.

BioVie Inc. is a development-stage company pursuing the discovery, development and commercialization of innovative drug therapies for liver disease. The Company is currently focused on commercializing BIV201, a novel approach to the treatment of ascites due to liver cirrhosis. In November 2016 the Company submitted an investigational new drug (IND) application. After acceptance of the IND filing by the FDA, the Company's new drug candidate could potentially begin a mid-stage (Phase 1b) clinical trial in US patients in the first half of 2017.

BIV201 has the potential to improve the health of thousands of patients suffering from life-threatening complications of liver cirrhosis due to hepatitis, NASH, and alcoholism. This new drug candidate has Orphan Drug designation for the most common of these complications, ascites, which represents a significant unmet medical need. The FDA has never approved any drugs specifically for treating ascites. For more information about BioVie and BIV201, please visit our website www.biovieinc.com.

About Aspire Capital Fund, LLC

Aspire Capital takes a fundamental investment approach and invests in a wide range of companies and industries emphasizing life sciences, energy and technology.

Forward-Looking Statements

This press release contains forward-looking statements made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995 that involve risks, uncertainties and assumptions that could cause BioVie's actual results and experience to differ materially from anticipated results and expectations expressed in these forward-looking statements. BioVie has in some cases identified forward-looking statements by using words such as "anticipates," "believes," "hopes," "estimates," "looks," "expects," "plans," "intends," "goal," "potential," "may," "suggest," and similar expressions. Among other factors that could cause actual results to differ materially from those expressed in forward-looking statements are BioVie's need for, and the availability of, substantial capital in the future to fund its operations and research and development; and the risks that BioVie's compounds may experience delays or difficulties in commencing or completing clinical studies, may not successfully complete pre-clinical or clinical testing, or may not be granted regulatory approval to be sold and marketed in the United States or elsewhere. A more complete description of these risk factors is included in BioVie's filings with the Securities and Exchange Commission under its former name. In addition to the risks described above and in BioVie's filings with the SEC, other unknown or unpredictable factors also could affect BioVie's results. No forward-looking statements can be guaranteed and actual results may differ materially from such statements. Given these uncertainties, you should not place undue reliance on any forward-looking statements. BioVie undertakes no obligation to release publicly the results of any revisions to any such forward-looking statements that may be made to reflect events or circumstances after the date of this press release or to reflect the occurrence of unanticipated events, except as required by applicable law or regulation. BioVie cannot assure that the FDA will accept the BIV201 IND filing.

Contact Information:

Hayden IR

hart@haydenir.com

(917) 658-7878